Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2023 Financial Results

HERCULES, Calif.—October 26, 2023 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader in life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2023.

Third-quarter 2023 total net sales were $632.1 million, a decrease of 7.1 percent compared to $680.8 million reported for the third quarter of 2022. On a currency-neutral basis, quarterly sales decreased 7.9 percent compared to the same period in 2022. COVID-related sales were approximately $0.3 million in the third quarter of 2023 versus approximately $17.2 million in the year ago period. Excluding COVID-related sales, revenue decreased 5.5 percent on a currency-neutral basis.

Life Science segment net sales for the third quarter were $263.5 million, a decrease of 17.1 percent compared to the same period in 2022. On a currency-neutral basis, Life Science segment sales decreased by 17.8 percent compared to the same quarter in 2022. Excluding COVID-related sales, Life Science revenue decreased 13.7 percent and was primarily driven by lower sales of qPCR and process chromatography, and western blotting products.

Clinical Diagnostics segment net sales for the third quarter were $368.1 million, an increase of 1.7 percent compared to the same period in 2022. On a currency-neutral basis, net sales increased 1.0 percent versus the same quarter last year. Excluding COVID-related sales, Clinical Diagnostics revenue increased 1.4 percent year over year, on a currency-neutral basis, driven by increased demand for diagnostic testing systems, as well as quality control products.

Third-quarter gross margin was 53.1 percent compared to 54.7 percent during the third quarter of 2022.

Income from operations during the third quarter of 2023 was $90.9 million versus $94.6 million during the same quarter last year.

Net income for the third quarter of 2023 was $106.3 million, or $3.64 per share, on a diluted basis, versus a net loss of $162.8 million, or $5.48 per share, on a diluted basis, during the same period in 2022. Net income and net loss amounts for the third quarter of 2023 and 2022 were primarily impacted by the recognition of changes in the fair market value of equity securities related to the holdings of the company’s investment in Sartorius AG.

The effective tax rate for the third quarter of 2023 was 22.5 percent, compared to 21.5 percent for the same period in 2022. The third quarter 2023 effective tax rate was primarily affected by an unrealized gain in equity securities and the tax rate reported in the third quarter of 2022 was primarily affected by an unrealized loss in equity securities.

“Our third quarter results came in below our expectations and were primarily impacted by further deterioration in biopharma and early biotech customer spending, as well as a challenging macroeconomic environment in China,” said Norman Schwartz, Bio-Rad’s President and Chief Executive Officer. “Given the uncertain pace of the biopharma sector’s recovery and the ongoing macro challenges, we are lowering our full-year 2023 outlook but remain confident about our overall strategy framework and long-term market opportunities.”

The non-GAAP financial measures discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Non-GAAP gross margin was 53.9 percent for the third quarter of 2023 compared to 55.6 percent during the third quarter of 2022.

Non-GAAP income from operations during the third quarter of 2023 was $81.6 million versus $107.6 million during the comparable prior-year period.

Non-GAAP net income for the third quarter of 2023 was $68.1 million, or $2.33 per share, on a diluted basis, compared to $79.2 million, or $2.64 per share, on a diluted basis, during the same period in 2022.

The non-GAAP effective tax rate for the third quarter of 2023 was 23.9 percent, compared to 21.7 percent for the same period in 2022. The higher rate in 2023 was driven by geographical mix of earnings and reduced compensation-related deductions.

GAAP Results
	Q3 2023	Q3 2022
Revenue (millions)	$632.1	$680.8
Gross margin	53.1%	54.7%
Operating margin	14.4%	13.9%
Net income (loss) (millions)	$106.3	$(162.8)
Income (loss) per diluted share	$3.64	$(5.48)

Non-GAAP Results
	Q3 2023	Q3 2022
Revenue (millions)	$632.1	$680.8
Gross margin	53.9%	55.6%
Operating margin	12.9%	15.8%
Net income (millions)	$68.1	$79.2
Income per diluted share	$2.33	$2.64

A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

Updated 2023 Financial Outlook

Bio-Rad is updating its financial outlook for full-year 2023. The company currently expects its non-GAAP revenue to decline by approximately 3.5 percent on a currency-neutral basis compared to its previous estimate of a 0.8 percent revenue growth. Bio-Rad also estimates a non-GAAP operating margin of about 14.5 percent versus the company’s prior estimate of approximately 16 percent. Excluding COVID-related sales, Bio-Rad estimates non-GAAP revenue growth to be between 0 and 0.5 percent on a currency-neutral basis compared to its prior expectation of approximately 4.5 percent.

Conference Call and Webcast

Management will discuss the company’s third quarter 2023 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on October 26, 2023. To participate, dial 888-259-6580 within the U.S., or (+1) 206-962-3782 from outside the U.S., and provide access code: 65942913.

A live webcast of the conference call will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

BIO-RAD is a trademark of Bio-Rad Laboratories, Inc. in certain jurisdictions.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 8,000 employees and $2.8 billion in revenues in 2022. Our customers include universities, research institutions, hospitals, food safety and environmental quality laboratories, and biopharmaceutical companies. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com.

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; remaining confident about our overall strategy framework and long-term market opportunities; and for the full-year 2023: currently expecting non-GAAP revenue to decline by approximately 3.5 percent on a currency-neutral basis, estimating a non-GAAP operating margin of about 14.5 percent, and excluding COVID-related sales, estimating non-GAAP revenue growth to be between 0 and 0.5 percent on a currency-neutral basis. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "anticipate," “target,” "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include reductions in government funding or capital spending of our customers, global economic and geopolitical conditions, the uncertain pace of the biopharma sector’s recovery, the challenging macroeconomic environment in China, the impact of the COVID-19 pandemic, supply chain issues, international legal and regulatory risks, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales	$632,124	$680,800	$1,990,078	$2,071,961
Cost of goods sold	296,441	308,233	929,495	901,728
Gross profit	335,683	372,567	1,060,583	1,170,233
Selling, general and administrative expense	201,199	211,113	634,576	615,598
Research and development expense	43,535	66,808	183,528	190,689
Income from operations	90,949	94,646	242,479	363,946
Interest expense	12,398	11,663	37,078	26,431
Foreign currency exchange (gains) losses, net	(1,680)	4,364	(5,280)	3,133
(Gains) losses from change in fair market value of equity securities and loan receivable	(36,425)	288,999	1,576,542	6,172,306
Other income, net	(20,446)	(3,062)	(87,365)	(42,369)
Income (loss) before income taxes	137,102	(207,318)	(1,278,496)	(5,795,555)
(Provision for) benefit from income taxes	(30,845)	44,510	291,464	1,340,286
Net income (loss)	$106,257	$(162,808)	$(987,032)	$(4,455,269)

Basic earnings (loss) per share:
Net income (loss) per basic share	$3.65	$(5.48)	$(33.63)	$(149.41)
Weighted average common shares - basic	29,102	29,733	29,349	29,819

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$3.64	$(5.48)	$(33.63)	$(149.41)
Weighted average common shares - diluted	29,223	29,733	29,349	29,819

Note: As a result of the net loss for the three months ended September 30, 2022 and the nine months ended
September 30, 2023 and 2022, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$457,850	$434,215
Short-term investments	1,306,703	1,362,017
Accounts receivable, net	457,402	494,645
Inventories, net	775,818	719,316
Other current assets	148,997	147,783
Total current assets	3,146,770	3,157,976

Property, plant and equipment, net	511,389	498,612
Operating lease right-of-use assets	200,013	180,952
Goodwill, net	406,953	406,488
Purchased intangibles, net	314,187	332,147
Other investments	7,218,161	8,830,892
Other assets	98,470	94,599
Total assets	$11,895,943	$13,501,666

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$266,805	$329,831
Current maturities of long-term debt	476	465
Income and other taxes payable	103,978	32,428
Other current liabilities	186,917	205,984
Total current liabilities	558,176	568,708

Long-term debt, net of current maturities	1,198,713	1,197,716
Other long-term liabilities	1,722,856	2,119,990
Total liabilities	3,479,745	3,886,414

Total stockholders’ equity	8,416,198	9,615,252
Total liabilities and stockholders’ equity	$11,895,943	$13,501,666

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Cash received from customers	$2,007,482	$1,981,952
Cash paid to suppliers and employees	(1,722,173)	(1,800,487)
Interest paid, net	(46,394)	(23,974)
Income tax payments, net	(40,966)	(137,863)
Other operating activities	95,947	95,162
Net cash provided by operating activities	293,896	114,790
Cash flows from investing activities:
Payments for acquisitions	—	(100,746)
Payments for purchases of marketable securities and investments	(537,540)	(1,807,148)
Proceeds from sales and maturities of marketable securities and investments	599,882	835,366
Other investing activities	(114,331)	(76,513)
Net cash used in investing activities	(51,989)	(1,149,041)
Cash flows from financing activities:
Proceeds from issuance of Notes, net of debt financing costs	—	1,186,220
Payments on long-term borrowings	(349)	(367)
Other financing activities	(224,678)	(125,658)
Net cash provided by (used in) financing activities	(225,027)	1,060,195
Effect of foreign exchange rate changes on cash	6,891	21,167
Net increase in cash, cash equivalents and restricted cash	23,771	47,111
Cash, cash equivalents and restricted cash at beginning of period	434,544	471,133
Cash, cash equivalents and restricted cash at end of period	$458,315	$518,244

Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(987,032)	$(4,455,269)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	108,724	101,782
Reduction in the carrying amount of right-of-use assets	30,725	29,828
Losses from change in fair market value of equity securities and loan receivable	1,576,542	6,172,306
Changes in working capital	(61,623)	(343,972)
Other	(373,440)	(1,389,885)
Net cash provided by operating activities	$293,896	$114,790

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2023	% of revenue	September 30, 2022	% of revenue	September 30, 2023	% of revenue	September 30, 2022	% of revenue

GAAP cost of goods sold	$296,441		$308,233		$929,495		$901,728
Amortization of purchased intangibles	(4,507)		(4,430)		(13,131)		(13,341)
Restructuring benefits (costs)	(215)		(1,285)		(3,922)		(1,288)
Non-GAAP cost of goods sold	$291,719		$302,518		$912,442		$887,099

GAAP gross profit	$335,683	53.1%	$372,567	54.7%	$1,060,583	53.3%	$1,170,233	56.5%
Amortization of purchased intangibles	4,507		4,430		13,131		13,341
Restructuring (benefits) costs	215		1,285		3,922		1,288
Non-GAAP gross profit	$340,405	53.9%	$378,282	55.6%	$1,077,636	54.2%	$1,184,862	57.2%

GAAP selling, general and administrative expense	$201,199	$211,113	$634,576	$615,598
Amortization of purchased intangibles	(1,629)	(1,804)	(4,931)	(5,494)
Legal matters	—	2	—	(2,066)
Acquisition related benefits (costs)	4,100	—	4,100	—
Restructuring benefits (costs)	(1,339)	(2,782)	(16,655)	(2,945)
Other non-recurring items (2)	(1,877)	(2,176)	(5,794)	(7,506)
Non-GAAP selling, general and administrative expense	$200,454	$204,353	$611,296	$597,587

GAAP research and development expense	$43,535	$66,808	$183,528	$190,689
Acquisition related benefits (costs)	14,800	—	14,400	—
Restructuring benefits (costs)	22	(495)	(5,293)	(330)
Non-GAAP research and development expense	$58,357	$66,313	$192,635	$190,359

GAAP income from operations	$90,949	14.4%	$94,646	13.9%	$242,479	12.2%	$363,946	17.6%
Amortization of purchased intangibles	6,136		6,234		18,062		18,835
Legal matters	—		(2)		—		2,066
Acquisition related (benefits) costs	(18,900)		—		(18,500)		—
Restructuring (benefits) costs	1,532		4,562		25,870		4,563
Other non-recurring items (2)	1,877		2,176		5,794		7,506
Non-GAAP income from operations	$81,594	12.9%	$107,616	15.8%	$273,705	13.8%	$396,916	19.2%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(36,425)	$288,999	$1,576,542	$6,172,306
Gains (losses) from change in fair market value of equity securities and loan receivable	36,425	(288,999)	(1,576,542)	(6,172,306)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(20,446)	$(3,062)	$(87,365)	$(42,369)
Gains (losses) on equity-method investments	(697)	(6,554)	(2,543)	(9,177)
Other non-recurring items (3)	2,500	—	2,500	1,360

Non-GAAP other (income) expense, net	$(18,643)	$(9,616)	$(87,408)	$(50,186)

GAAP income (loss) before income taxes	$137,102	$(207,318)	$(1,278,496)	$(5,795,555)
Amortization of purchased intangibles	6,136	6,234	18,062	18,835
Legal matters	—	(2)	—	2,066
Acquisition related (benefits) costs	(18,900)	—	(18,500)	—
Restructuring (benefits) costs	1,532	4,562	25,870	4,563
(Gains) losses from change in fair market value of equity securities and loan receivable	(36,425)	288,999	1,576,542	6,172,306
(Gains) losses on equity-method investments	697	6,554	2,543	9,177
Other non-recurring items (2) (3)	(623)	2,176	3,294	6,146
Non-GAAP income before income taxes	$89,519	$101,205	$329,315	$417,538

GAAP (provision for) benefit from income taxes	$(30,845)	$44,510	$291,464	$1,340,286
Income tax effect of non-GAAP adjustments (1)	9,408	(66,495)	(364,826)	(1,423,735)
Non-GAAP provision for income taxes	$(21,437)	$(21,985)	$(73,362)	$(83,449)

GAAP net income (loss)	$106,257	16.8%	$(162,808)	(23.9)%	$(987,032)	(49.6)%	$(4,455,269)	(215.0)%
Amortization of purchased intangibles	6,136		6,234		18,062		18,835
Legal matters	—		(2)		—		2,066
Acquisition related (benefits) costs	(18,900)		—		(18,500)		—
Restructuring (benefits) costs	1,532		4,562		25,870		4,563
(Gains) losses from change in fair market value of equity securities and loan receivable	(36,425)		288,999		1,576,542		6,172,306
(Gains) losses on equity-method investments	697		6,554		2,543		9,177
Other non-recurring items (2) (3)	(623)		2,176		3,294		6,146
Income tax effect of non-GAAP adjustments (1)	9,408		(66,495)		(364,826)		(1,423,735)
Non-GAAP net income	$68,082	10.8%	$79,220	11.6%	$255,953	12.9%	$334,089	16.1%

GAAP diluted income (loss) per share	$3.64	$(5.48)	$(33.63)	$(149.41)
Amortization of purchased intangibles	0.21	0.21	0.61	0.63
Legal matters	—	—	—	0.07
Acquisition related (benefits) costs	(0.65)	—	(0.63)	—
Restructuring (benefits) costs	0.05	0.15	0.88	0.15
(Gains) losses from change in fair market value of equity securities and loan receivable	(1.25)	9.65	53.47	205.35
(Gains) losses on equity-method investments	0.02	0.22	0.09	0.31
Other non-recurring items (2) (3)	(0.02)	0.07	0.11	0.20
Income tax effect of non-GAAP adjustments (1)	0.33	(2.22)	(12.38)	(47.36)
Add back anti-dilutive shares	—	0.04	0.16	1.18
Non-GAAP diluted income per share	$2.33	$2.64	$8.68	$11.12

GAAP diluted weighted average shares used in per share calculation	29,223	29,733	29,349	29,819
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	218	137	238
Non-GAAP diluted weighted average shares used in per share calculation	29,223	29,951	29,486	30,057

Reconciliation of Net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$106,257	16.8%	$(162,808)	(23.9)%	$(987,032)	(49.6)%	$(4,455,269)	(215.0)%
Interest expense	12,398		11,663		37,078		26,431
(Provision for) benefit from income taxes	30,845		(44,510)		(291,464)		(1,340,286)
Depreciation and amortization	37,278		34,269		108,724		101,782
Foreign currency exchange (gains) losses, net	(1,680)		4,364		(5,280)		3,133
Other income, net	(20,446)		(3,062)		(87,365)		(42,369)
(Gains) losses from change in fair market value of equity securities and loan receivable	(36,425)		288,999		1,576,542		6,172,306
Dividend from Sartorius AG	—		—		34,766		31,586
Legal matters	—		(2)		—		2,066
Acquisition related (benefits) costs	(18,900)		—		(18,500)		—
Restructuring (benefits) costs	1,532		4,562		25,870		4,563
Other non-recurring items (2)	1,877		2,176		5,794		7,506
Adjusted EBITDA	$112,736	17.8%	$135,651	19.9%	$399,133	20.1%	$511,449	24.7%

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

(3) Gain from the release of an escrow for the acquisition in 2021 (2023) and for the sale of a division in 2020 (2022).

2023 Financial Outlook

Forecasted non-GAAP operating margin excludes 88 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.